TECHMEDIA ADVERTISING, INC.
c/o 62 Upper Cross Street, #04-01
Singapore  058353

Symbol: TECM - OTCBB
July 31, 2009

NEWS RELEASE
COMPANY ENTERS INTO SHARE EXCHANGE AGREEMENT
WITH TECHMEDIA ADVERTISING MAURITIUS

COMPANY TO ACQUIRE 100% OF
TECHMEDIA ADVERTISING MAURITIUS’
ISSUED AND OUTSTANDING SHARES

Singapore -- July 31, 2009 – TechMedia Advertising, Inc. (OTC-BB: TECM) (“TechMedia”, or the “Company”) is pleased to announce that on July 27, 2009, TechMedia Advertising Mauritius (“TM Mauritius”), a company organized under the laws of Mauritius, and all the shareholders of TM Mauritius entered into a share exchange agreement (the “Share Exchange Agreement”) with the Company, whereby the Company agreed to acquire 100% of the issued and outstanding shares in the capital of TM Mauritius in exchange for the issuance of 24,000,000 shares of common stock of the Company in aggregate to the shareholders of TM Mauritius on a pro rata basis in accordance with each TM Mauritius shareholders’ percentage of ownership in TM Mauritius.

TM Mauritius is the sole beneficial owner of TechMedia Advertising (India) Private Limited, a company organized under the laws of India, which is engaged in the initial stages of selling outdoor advertising on billboards and digital signs in India located in high traffic locations, which locations range from transportation vehicles, commercial buildings, supermarkets and restaurants, by partnering with media space owners.

On July 30, 2009, Alan Goh, the Company’s current President, CEO, CFO, Secretary, Treasurer and director also entered into a letter agreement (the “Letter Agreement”) with the Company, whereby Alan Goh has agreed to cancel 24,000,000 shares of the 26,400,000 shares of common stock of the Company registered in his name concurrently with the closing of the Share Exchange Agreement.  Alan Goh is agreeing to cancel such shares of common stock of the Company in order to: (i) encourage the shareholders of TM Mauritius to enter into the Share Exchange Agreement; (ii) allow the shareholders of TM Mauritius to be the largest shareholder in the Company; and (iii) encourage equity investment into the Company.

On behalf of the Board of Directors,

TechMedia Advertising, Inc.

Alan Goh
President and Director

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding TechMedia Advertising, Inc., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where TechMedia Advertising, Inc. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. TechMedia Advertising, Inc. does not undertake any obligation to update any forward looking statement, except as required under applicable law.